Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-130074

Prospectus Supplement to the Prospectus dated December 5, 2006 and the Prospectus Supplement dated December 5, 2006 — No. 623
The Goldman Sachs Group, Inc.

Medium-Term Notes, Series B

$5,000,000
Enhanced Participation Notes due March 2014
(Linked to a Basket of Indices Comprised of the Dow Jones Euro STOXX 50® Index,
the FTSEtm100 Index, the TOPIX® Index and the Swiss Market Index®)

The notes will not bear interest. The amount that you will be paid on your notes on March 16, 2014, the stated maturity date, will be based on the performance of a weighted basket of global equity indices, as measured during the period beginning on and including the initial trade date (March 9, 2007) to and including the determination date (which will be March 11, 2014, unless postponed due to market disruption events or non-trading days).

The basket indices, their respective basket weightings and initial index levels are set forth in the table below:

Index:	Weighting in Basket	Initial Index Level

Dow Jones Euro STOXX 50® Index	33%	4,088.50
FTSEtm 100 Index	29%	6,241.75
TOPIX® Index	27.5%	1,730.31
Swiss Market Index®	10.5%	8,930.00

	100%

Your return, if any, on the notes at maturity will be based on the performance of this weighted basket of indices. The initial basket level will be 100, calculated as the sum of the basket weightings (which will be expressed as amounts rather than percentages) for each of the indices in the basket as listed above. The final basket level will equal the arithmetic average of the basket closing levels on each of the four specified averaging dates during the final month of the term of the notes. The basket closing level for each averaging date will equal the sum of the following products, as calculated for each of the four underlying indices:

•	the official closing level of the index on each respective averaging date divided by the respective initial index level, times

•	the basket weighting (which will be expressed as an amount, instead of a percentage) noted above.

The initial index levels for each of the underlying basket indices (as shown in the table above) were set on the initial trade date. The final index levels will be determined on the determination date.

To determine your payment at maturity, we will first calculate the percentage increase or decrease, if any, in the final basket level from the initial basket level, which we refer to as the basket return and which may be positive (if the basket level increases over the term of the notes), negative (if the basket level decreases over the term of the notes) or equal to zero (if the basket level has not increased or decreased as of the determination date). We will then calculate the amount, if any, which you will be paid for each $1,000 face amount of your notes on the stated maturity date as follows:

•	If the basket return is positive, we will pay you an amount equal to (1) the $1,000 face amount plus (2) the face amount multiplied by the basket return times 155% (which we refer to as the participation rate); and

•	If the basket return is negative or equal to zero, we will pay you the $1,000 face amount.

Because the return on the basket can be negative, you may not receive more than the face amount at maturity. In any event, you will receive at least the face amount of your note at maturity. The payment amount is calculated solely by reference to the basket level on the averaging dates. The notes bear no interest and no other payments will be made prior to the stated maturity date.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-10.

Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or other relevant factors, the value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. You should read “Additional Risk Factors Specific To Your Notes” on page S-4 so that you may better understand those risks.

Original issue date (settlement date): March 16, 2007
Issue price: 100% of the face amount
Net proceeds to The Goldman Sachs Group, Inc.: 99.60% of the face amount
Underwriting discount: 0.40% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.
Goldman, Sachs & Co.

Prospectus Supplement dated March 9, 2007.

The Dow Jones Euro STOXX 50® is the intellectual property of (including registered trademarks) STOXX Limited, Zurich, Switzerland and / or Dow Jones & Company, Inc., a Delaware corporation, New York, USA (the “Licensors”), which is used under license. The notes based on the index are in no way sponsored, endorsed, sold or promoted by the Licensors and neither of the Licensors shall have any liability with respect thereto.

The FTSETM 100 Index is calculated by FTSE International Limited (“FTSE”) in conjunction with the Institute of Actuaries. FTSE accepts no liability in connection with the trading of any products on the Index. All copyright in the index values and constituent list vests in FTSE. The issuer has obtained full license from FTSE to use such rights in the creation of this product.

The copyright of TOPIX and other intellectual property rights related to “TOPIX”, “TOPIX Index” and “TOPIX Sector Index” belong solely to the Tokyo Stock Exchange (“TSE”). No transactions relating to a TSE Index are in any way sponsored, endorsed or promoted by the TSE and the TSE makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of any TSE Index or the figure at which any TSE Index stands on any particular day or otherwise. Each TSE Index is compiled and calculated solely by the TSE. However, the TSE shall not be liable to any person for any error in any TSE Index and the TSE shall not be under any obligation to advise any person, including a purchaser or vender of any transactions, of any error therein. The TSE gives no assurance regarding any modification or change in any methodology used in calculating any TSE Index and the TSE is under no obligation to continue the calculation, publication and dissemination of any TSE Index.

The notes described in this prospectus supplement are not sponsored, ceded, sold or promoted by the SWX Swiss Exchange. Any and all liability on the part of the SWX Swiss Exchange is excluded. The SMI® is a registered trademark of SWX Exchange, and any use thereof requires a license.

SUMMARY INFORMATION

We refer to the notes we are offering by this amended prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your note, has the terms described below and under “Specific Terms of Your Notes” on page S-10. Please note that in this amended prospectus supplement (which we refer to as the “prospectus supplement” for the notes), references to “The Goldman Sachs Group, Inc”., “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 5, 2006, as supplemented by the accompanying prospectus supplement, dated December 5, 2006, of The Goldman Sachs Group, Inc.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Face amount: $5,000,000 in the aggregate for all the offered notes

Indices: the Dow Jones Euro STOXX 50® Index, the FTSEtm 100 Index, the TOPIX® Index and the Swiss Market Index®. See “The Indices” on page S-22

Payment amount: on the stated maturity date, for each $1,000 face amount of your notes we will pay you an amount, if any, in cash equal to:

•	If the basket return is positive, (1) the $1,000 face amount plus (2) the face amount multiplied by the basket return times the participation rate of 155%; and

•	If the basket return is negative or equal to zero, the face amount

Initial index levels: 4,088.50 for the Dow Jones Euro STOXX 50® Index, 6,241.75 for the FTSEtm 100 Index, 1,730.31 for the TOPIX® Index and 8,930.00 for the Swiss Market Index®

Initial basket level: the initial basket level is 100, calculated as the sum of the weighted values (expressed as amounts rather than percentages) of the basket indices

Basket weightings: the weighting for each of the basket indices is set forth in the table below:

Index:	Weighting in Basket

Dow Jones Euro STOXX 50® Index	33%
FTSEtm 100 Index	29%
TOPIX® Index	27.5%
Swiss Market Index®	10.5%

100%

Basket closing level: the basket closing level for each averaging date (as specified below) will equal the sum of the following products, as calculated for each of the four underlying indices:

•	the official closing level of the index on each respective averaging date divided by the respective initial index level, times

•	the basket weighting (which will be expressed as an amount, instead of a percentage) noted above,

except in limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” on page S-12 and “Market Disruption Event” on page S-15 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of the Indices” on page S-12. The basket closing level will be determined by the calculation agent on each averaging date.

For the purposes of the above definition, the basket weighting of the underlying indices will be expressed as amounts rather than percentages. For example, 33% will be expressed as 33 and 29% will be expressed as 29.

The return on your notes with respect to these indices will reflect only the percentage change, if any, in the levels of the indices as determined on the averaging dates, subject to the weightings of the indices in the basket, and will not reflect any change in the value of the U.S. dollar versus any foreign currency.

Final basket level: the final basket level will equal the arithmetic average of the basket closing levels on each of the four specified averaging dates during the final month of the term of the notes. The final basket level will be determined by the calculation agent on the determination date.

Basket return: the result of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Participation rate: 155%

Official closing level: the official closing level of the relevant index or any successor index published by the index sponsor at the regular weekday close of trading on the primary securities exchange for such index

Trade date: March 9, 2007

Settlement date: March 16, 2007

Stated maturity date: March 16, 2014, unless postponed as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-11, or if such date is not a business day, the next succeeding business day

Determination date: March 11, 2014, unless postponed with respect to any index as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-12 and “— Consequences of a Market Disruption Event” on page S-12

Averaging Dates: four weekly dates ending on the determination date: February 18, 2014, February 25, 2014, March 4, 2014 and the determination date, unless postponed as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Averaging Dates” on page S-11 and “— Consequences of a Market Disruption Event” on page S-12

No interest: the notes will not bear interest

No listing: the notes will not be listed on any securities exchange or interdealer market quotation system

Calculation agent: Goldman, Sachs & Co.

Business day: as described on page S-14

Trading day: as described on page S-14

CUSIP: 38143UBN0

ISIN: US38143UBN00

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities‘ In the accompanying prospectus dated December 5, 2006. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index stocks, i.e., the stocks comprising the indices to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Assuming No Changes In Market Conditions Or Any Other Relevant Factors, The Market Value Of Your Notes On The Date Of This Prospectus Supplement (As Determined By Reference To Pricing Models Used By Goldman, Sachs & Co.) Is Significantly Less Than The Issue Price

The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “— The Market Value Of Your Notes May Be Influenced By Many Factors” below.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have An Active Trading Market” below.

The Payment Amount On Your Note On The Stated Maturity Date May Be Less Than It Would Have Been Had The Payment Amount Been Linked To The Actual, Rather Than Averaged, Return On The Index

The payment amount on your note depends on the final basket level. Because the final basket level is based on the average of four basket closing levels as determined on the specified averaging dates, the final basket level may be significantly less than the actual return on the basket over the life of the notes. As a result, the payment amount on your note on the stated maturity date may be less than it would have been had the calculation of the payment amount been linked to the actual return on the basket.

These situations may arise even if the level of the basket significantly exceeds the initial basket level for the basket at maturity or at other times during the term of the notes. It is also possible that the actual basket level at the stated maturity date or at other times during the term of the notes will be higher than the final basket level. For example, the difference between the final basket level and the level of the basket on the stated maturity date could be particularly large if there is a significant increase in the level of the basket during the final month of the term of the notes.

If the final basket level is equal to or is less than the initial basket level, the payment amount for your note on the stated maturity date will equal only the face amount of your note.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. Even if the amount payable on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Not Receive More Than The Face Amount Even If The Level Of The Basket Is Higher At Any Time During The Term Of The Note Or At Maturity Than As Of The Original Issue Date

The performance of the basket will be based on the basket closing levels, measured on the specified averaging dates and then averaged on the determination date. As a result, the payment amount may equal the face amount even though the level of the basket is significantly higher at any time during the term of the note or at maturity than on the trade date depending on the extent to which, during the period beginning one month prior to the determination date and ending on the determination date, the level of the basket is below the initial basket level.

The Return On Your Notes Will Not Reflect Any Dividends Paid On The Index Stocks

Each index sponsor calculates the level of the applicable index by reference to the prices of the stocks included in the relevant index, without taking account of the value of dividends paid on those stocks. Therefore, the return on your notes will not reflect the return you would realize if you actually owned the stocks included in each index and received the dividends paid on those stocks. However, for all four indices, you will not receive any dividends that may be paid on any of the index stocks by the index stock issuers. See “— You Have No Shareholder Rights Or Rights To Receive Any Stock” below for additional information.

The Lower Performance Of One Index May Offset An Increase In The Other Indices

The basket is comprised of four indices which are not equally weighted. Declines in the level of one index may offset increases in the levels of the other indices. As a result, the return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.

An Investment In The Offered Notes Is Subject To Risks Associated With Foreign Securities Markets

The indices that comprise the basket include stocks issued by foreign companies in the United Kingdom, Europe and Asia. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the indices may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in the United Kingdom, Europe and Asia are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Market Value Of Your Notes May Be Influenced By Many Factors

The following factors, many of which are beyond our control, will influence the value of your notes:

•	the volatility — i.e., the frequency and magnitude of changes — of the levels of the indices;

•	the level of the basket;

•	the dividend rates of the stocks underlying the indices;

•	economic, financial, regulatory, political, military and other events that affect stock markets generally and the stocks underlying the indices, and which may affect the level of the basket;

•	interest and yield rates in the market;

•	the time remaining until your notes mature; and

•	our creditworthiness.

These factors will influence the market value of your notes if you sell your notes before maturity. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the indices based on their historical performance.

The Calculation Agent Can Postpone The Determination Date If A Market Disruption Event Occurs

If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing or such date is not a trading day with respect to a particular index, the determination date for that index will be postponed until the first following trading day on which no market disruption event occurs or is continuing. The determination date may be postponed by up to three business days. Moreover, if the closing level of any of the indices comprising the basket is not available on the last possible determination date because of a continuing market disruption event or for any other reason, the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the closing levels of the indices at that time.

If The Levels Of The Indices Change, The Market Value Of Your Notes May Not Change In The Same Manner

Your notes may trade quite differently from the performance of the indices comprising the basket. Changes in the levels of those indices may not result in a comparable change in the market value of your notes. In part, this is because of the weightings assigned to the indices and because your notes are subject to a leverage multiplier of 206% in the event that the basket level increases. We discuss some of the reasons for this disparity under “— The Market Value Of Your Notes May Be Influenced By Many Factors” above.

Trading And Other Transactions By Goldman Sachs In Instruments Linked To The
Indices, The Currencies They Are Denominated In Or The Index Stocks May Impair The Value Of Your Notes

As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged our obligations under the offered notes by purchasing futures and/or other instruments linked to the indices. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to one or more of the indices or the stocks in those indices, which we refer to as index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of one or more of the indices. Any of these hedging activities may adversely affect the levels of one or more of the indices — directly or indirectly by affecting the price of the index stocks — and therefore the market value of your notes and the amount we will pay on your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index stocks or instruments whose returns are linked to any of the indices or index stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the level of one or more of the indices — directly or indirectly by affecting the price of the index stocks — and therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of one or more of the indices or one or more of the index stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.

You Have No Shareholder Rights Or Rights To Receive Any Stock

Investing in your notes will not make you a holder of any of the stocks underlying the indices. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to those stocks. Your notes will be paid in cash to the extent any amount is payable at maturity, and you will have no right to receive delivery of any of the underlying stocks.

Our Business Activities May Create Conflicts Of Interest Between Your Interests in Your Notes And Us

As we have noted above, Goldman, Sachs & Co. and our other affiliates have engaged and/or expect to engage in trading activities related to the indices and in the index stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. Those trading activities, if they influence the level of the indices, could be adverse to your interests as a beneficial owner of your notes.

Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the index stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. Those activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of your notes. Moreover, one or more of our affiliates have published and, in the future, expect to publish research reports with respect to some or all of the issuers of the index stocks and with respect to any of the indices. Any of these activities by any of our affiliates may affect the level of one or more of the indices and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.

As Calculation Agent, Goldman, Sachs & Co. Will Have The Authority To Make Determinations That Could Affect The Market Value Of Your Notes, When Your Notes Mature And The Amount You Receive At Maturity

As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the final basket level, which we will use to determine how much cash we must pay on the stated maturity date and whether to postpone the determination date because of a market disruption event. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of an index. See “Specific Terms of Your Notes” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under

“— Our Business Activities May Create Conflicts Of Interest Between Your Interests in the Notes And Us” above. We may change the calculation agent at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

The Policies Of The Index Sponsors And Changes That Affect The Indices Or The
Index Stocks Could Affect The Amount Payable On Your Notes And Their Market Value

The policies of the index sponsors concerning the calculation of the index levels, additions, deletions or substitutions of index stocks and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index levels, could affect the index levels and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and its market value could also be affected if any of the index sponsors changes these policies, for example, by changing the manner in which it calculates the index level, or if any of the index sponsors discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, or if any of the index levels is not available on the determination date because of a market disruption event or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the index levels on the determination date — and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index levels on the determination date and the amount payable on your note more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Indices” and “— Role of Calculation Agent” below.

There Is No Affiliation Between The Index Stock Issuers Or The Index Sponsors And Us, And We Are Not Responsible For Any Disclosure By The Index Stock Issuers

Goldman Sachs is not affiliated with the issuers of the index stocks or the index sponsors. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the indices and the index stock issuers. You, as an investor in your notes, should make your own investigation into the indices and the index stock issuers. See “The Indices” below for additional information about the indices.

Neither the index sponsors nor the index stock issuers are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Thus, neither the index sponsors nor the index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

Your Notes May Not Have An
Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

Certain Considerations For Insurance Companies And Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

SPECIFIC TERMS OF YOUR NOTES

Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”). Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the first two pages of this prospectus supplement, the following terms will apply to your notes:

No interest: we will not pay interest on your notes

Specified currency:

•	U.S. dollars (“$”)

Form of note:

•	global form only: yes, at DTC

•	non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $1,000 or integral multiples thereof

Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•	a business day for your notes will not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below

•	a trading day for your notes will not be the same as a trading day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade dates, issue prices, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Indices, Index Sponsors and Index Stocks

In this prospectus supplement, when we refer to the indices, we mean the indices specified on the front cover page, or any successor to any of the indices, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Indices” below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the applicable index as then in effect. When we refer to the index stocks as of any time, we mean the stocks that comprise the indices as then in effect, after giving effect to any additions, deletions or substitutions.

Payment of Principal on Stated Maturity Date

On the stated maturity date, we will pay as principal, to the holder of the notes, an amount, if any, in cash equal to:

•	If the basket return is positive, (1) the face amount plus (2) the face amount multiplied by the basket return times the participation rate of 155%; and

•	If the basket return is negative or equal to zero, the face amount.

Basket return

The basket return is calculated by subtracting the initial basket level from the final basket level and dividing the result by the initial basket level, with the result expressed as a percentage.

Initial basket level

The initial basket level is 100.

Basket weightings and initial index levels

The basket weighting and initial index level of each index is as shown in the table below:

	Initial
	Index	Weighting
Index	Level	in Basket

Dow Jones Euro STOXX 50® Index	4088.50	33%
FTSEtm 100 Index	6241.75	29%
TOPIX® Index	1730.31	27.5%
Swiss Market Index®	8930.00	10.5%

		100%

Final Basket Level

The final basket level will equal the arithmetic average of the basket closing levels on each of the four specified averaging dates during the final month of the term of the notes, and the final basket level will be determined by the calculation agent on the determination date. We describe the specified averaging dates under “— Averaging Dates” below.

Basket closing level

The basket closing levels will equal the sum of the following products on each of the averaging dates, as calculated for each of the four underlying indices:

•	the final index level divided by the initial index level, times

•	the basket weighting (which will be expressed as an amount, instead of a percentage) noted above,

except in limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” and “Market Disruption Event” below and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of the Indices” below. The basket closing level will be determined by the calculation agent on each of the averaging dates.

For the purposes of the above definition, the basket weighting of the underlying indices will be expressed as amounts rather than percentages. For example, 33% will be expressed as 33 and 29% will be expressed as 29.

Official closing level

The official closing level of the relevant index or any successor index will be the closing level published by the index sponsor at the regular weekday close of trading on the primary securities exchange for such index.

Stated maturity date

The stated maturity date will be March 16, 2014 unless that day is not a business day, in which case the stated maturity date will be subject to postponement for up to three business days.

Averaging Dates

The specified averaging dates will be February 18, 2014, February 25, 2014, March 4, 2014 and the determination date (each, an averaging date), in each case subject to adjustment for trading days or market disruption events with respect to an index as described in the following paragraph unless that day is not a trading day, in which case that averaging date will be the next following trading day. The calculation agent may postpone any specified averaging date if a market disruption event occurs or is continuing on a day that would otherwise be that averaging date.

If any of the four specified averaging dates is not a trading day or if a market disruption event occurs on any such date with respect to an index, such averaging date with respect to that index will be the immediately succeeding trading day during which no market disruption event shall have occurred, except that the final specified averaging date may not be postponed more than three business days; provided that, with respect to any index, if a market disruption event has occurred on each of the three business days immediately succeeding any of the scheduled averaging dates, the calculation agent will determine the applicable index closing level on such third succeeding business day in accordance with the formula for calculating the value of the applicable index last in effect prior to the commencement of the market disruption event, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such third succeeding business day of each security most recently comprising the applicable index. We describe market disruption events under “— Special Calculation Provisions” below. The consequences of such an event are discussed under “— Consequences of a Market Disruption Event” below.

Determination date

The determination date will be March 11, 2014 unless the calculation agent determines that a market disruption event occurs or is continuing on that day or such day is not otherwise a trading day with respect to any index. In that event, the determination date for such index will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing with respect to such index. In no event, however, will the determination date for any of the indices be postponed by more than three business days.

Consequences of a Market Disruption Event

As indicated above, if a market disruption event occurs or is continuing with respect to an index on a day that would otherwise be an averaging date for such index or such day is not a trading day, then the averaging date for such index will be postponed to the next trading day on which a market disruption event does not occur and is not continuing with respect to such index. In no event, however, will any averaging date for any of the indices be postponed by more than three business days.

If any averaging date for any of the indices is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or such day is not otherwise a trading day, that day will nevertheless be the relevant averaging date for such index or indices, as applicable. If the calculation agent determines that any of the indices comprising the basket are not available on any last possible averaging date or determination date because of a continuing market disruption event or for any other reason, the calculation agent will nevertheless determine the basket closing level and/or final basket level based on its assessment, made in its sole discretion, of the closing levels of the indices, on that day as described under “— Averaging Dates” above.

A market disruption event with respect to an index will not by itself constitute a market disruption event with respect to the other indices.

Discontinuance or Modification of the Indices

If any of the index sponsors discontinues publication of its applicable index and that index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the applicable index, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

If the calculation agent determines that the publication of any of the indices is discontinued and there is no successor index, or that the level of any of the indices is not available on the determination date because of a market disruption event or for any other reason, the calculation agent will determine the amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the applicable index.

If the calculation agent determines that any index, the stocks comprising any index or the method of calculating any index is changed at any time in any respect — including any split or reverse-split of the index and any addition, deletion or substitution and any reweighting or rebalancing of the index stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the applicable index or the method of its calculation as it believes are appropriate to ensure that the applicable final index level used to determine the amount payable on the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to any index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of the notes and approved by us, or at the office of the trustee in New York City, but only when your notes is surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the final basket level, the basket return, the basket closing levels, the closing levels of the indices, market disruption events, trading days, business days, extension of any averaging date, the default amount and the payment amount on your notes, if any, to be made at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is not a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized or obligated by law, regulation or executive order to close.

Trading Day

When we refer to a trading day in this prospectus supplement, we mean a day on which the principal securities market for all of the index stocks comprising each index are open for trading, the index sponsor of such index is open for business and each index is calculated and published by the index sponsor.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of the notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period.  The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions.  For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Asia, which at that time has outstanding debt obligations with a stated maturity of one year or loss from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event with respect to any one of the four indices:

•	a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the index on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	index stocks constituting 20% or more, by weight, of the index, or option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, do not trade on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

The following events will not be market disruption events with respect to an index:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to any of the indices or to any index stock.

For this purpose, an “absence of trading” in the primary securities market on which an index stock, or on which option or futures contracts relating to any of the indices or an index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts relating to any of the indices or an index stock, if available, in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market, or

•	an imbalance of orders relating to that index stock or those contracts, or

•	a disparity in bid and ask quotes relating to that index stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

As is the case throughout this prospectus supplement, references to an index in this description of market disruption events includes the applicable index and any successor index as it may be modified, replaced or adjusted from time to time.

HYPOTHETICAL EXAMPLES

The following table, chart and examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final basket levels on the determination date could have on the payment amount, assuming all other variables remain constant. No one can predict what the market value of the indices will be on the determination date. The indices have been highly volatile — meaning that their levels have changed substantially in relatively short periods — in the past and their performance cannot be predicted for the future. The final basket level can appreciate or depreciate due to changes in any of the index levels.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the indices or the underlying index stocks. Among other things, the return on the notes will not reflect any dividends that may be paid on the underlying index stocks. Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index stocks.

If the basket return is positive, the total payment amount on each offered note at the stated maturity will exceed the outstanding face amount. If the basket return is less than or equal to zero, the holder of each offered note will receive only the face amount. In no event will you lose your initial investment in a note if you buy the note upon issuance and hold it until the stated maturity date.

We have assumed for the following table, chart and examples that the closing levels of the indices on the determination date will be the same as they are on the stated maturity date. The table assumes a participation rate of 155%. We have further assumed that the notes are purchased on the original issue date and held until the stated maturity date. If you sell your notes before the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below. For a discussion of some of these factors, see “Additional Risk Factors Specific to Your Notes” on page S-10.

The table, chart and examples below also assume that there is no change in or affecting the composition of the index stocks in the indices or the method by which the index sponsors calculate the index levels, that there is no change in the relative weighting of any index stock in a particular index, and that no market disruption event occurs with respect to any index.

For these reasons, the actual performance of the indices over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the indices shown elsewhere in this prospectus supplement. For information about the level of the indices during recent periods, see “The Indices — Historical Closing Levels of the Indices” on page S-22. Before investing in the offered notes, you should consult publicly available news sources to determine the levels of the indices between the date of this prospectus supplement and your purchase of the offered notes.

The levels in the left column of the table represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final basket levels and are expressed as percentages of the face amount of a note.

Hypothetical Final	Hypothetical Payment
Basket Level as	Amount
Percentage of Initial	as Percentage
Basket Level	of Face Amount

250.00%	332.50%
200.00%	255.00%
175.00%	216.25%
150.00%	177.50%
125.00%	138.75%
110.00%	115.50%
100.00%	100.00%
90.00%	100.00%
80.00%	100.00%
70.00%	100.00%
50.00%	100.00%
25.00%	100.00%
0.00%	100.00%

The final basket level will be determined based on the performance of each of the indices, by averaging the basket closing levels on each of four specified averaging dates during the final month of the term of the notes.

Payments on this note are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the note are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond and an option, in each case, bought by the holder (with an implicit option premium paid over time by the holder). The discussion in this paragraph does not modify or affect the terms of the note or the United States income tax treatment of the note as described under “Supplemental Discussion of Federal Income Tax Consequences” below.

We cannot predict the actual final basket level on the determination date or the market value of your notes, nor can we predict the relationship between the basket level and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive at stated maturity and the total rate of return on the offered notes will depend on the initial basket level, the actual stated maturity date and the actual final basket level. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your note on the stated maturity date may be very different from the information reflected in the table and hypothetical examples above.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of futures and/or other instruments linked to the indices and foreign currencies on or before the trade dates. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to any one or more of the indices or index stocks or foreign currencies. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire or dispose of positions in listed or over-the-counter options, futures or other instruments linked to some or all of the indices or some or all index stocks or foreign currencies,

•	may take or dispose of positions in the securities of the index stock issuers themselves,

•	may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the stock exchanges or other components of the equity markets, and/or

•	may take short positions in the index stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser and/or

•	may acquire or dispose of U.S. dollars in foreign exchange transactions involving the Japanese yen, euro and British pound sterling.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the indices, the index stocks or the foreign currencies. We expect these steps to involve sales of instruments linked to the indices and foreign currencies on or shortly before the determination date. These steps also may involve sales and/or purchases of some or all of the index stocks or listed or over-the-counter options, futures or other instruments linked to any one or more of the indices or the foreign currencies, some or all of the index stocks or indices designed to track the performance of the U.S., European and Asian stock exchanges or other components of the U.S., European and Asian equity markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific To Your Notes — Trading And Other Transactions By Goldman Sachs In Instruments Linked To The Indices, The Currencies They Are Denominated In, Or The Index Stocks May Impair The Value Of Your Notes” and “— Our Business Activities May Create Conflicts Of Interest Between Your Interests in the Notes And Us” above for a discussion of these adverse effects.

THE INDICES

We have derived all information regarding each of the four indices contained in this prospectus supplement from publicly available information, without independent verification. Each of the index sponsors owns the copyright and all rights to its applicable index. None of the index sponsors has an obligation to continue to publish, and may discontinue publication of, its applicable index. The consequences of any of the index sponsors discontinuing or modifying its applicable index are described in the section entitled “Specific Terms of Your Notes — Discontinuance or Modification of the Indices” above. We are not incorporating by reference any of the websites included below nor any material they may include into this prospectus supplement, the accompanying prospectus, dated December 5, 2006, or the accompanying prospectus supplement, dated December 5, 2006.

Dow Jones Euro STOXX 50® Index

The Dow Jones Euro STOXX 50® Index is a capitalization-weighted index of 50 European blue-chip stocks. The index was developed with a base value of 1,000 as of December 31, 1991. Additional information about the index is available on the following website: http://www.stoxx.com.

FTSEtm 100 Index

The FTSEtm 100 Index is a capitalization-weighted index of the 100 most highly capitalized companies traded on the London Stock Exchange. The index was developed with a base level of 1,000 as of January 3, 1984. Additional information about the index is available on the following website: http://www.ftse.com.

TOPIX® Index

The TOPIX® Index, also known as the Tokyo Price Index, is a capitalization weighted index of all the companies listed on the First Section of the Tokyo Stock Exchange, Inc. (TSE). Domestic stocks admitted to the TSE are assigned either to the First Section or the Second Section. Stocks listed in the First Section, which number approximately 1,500, are among the most actively traded stocks on the TSE. The index is supplemented by the subindices of the 33 industry sectors and developed with a base index value of 100 as of January 4, 1968. The index calculation excludes temporary issues and preferred stocks. Additional information about the index is available on the following website: http://www.tse.or.jp/english/topix/topix/index.html.

Swiss Market Index®

The Swiss Market Index® is a capitalization-weighted index of the largest and most liquid stocks traded on the Electronic Bourse System. The index was developed with a base value of 1,500 as of June 30, 1988. Additional information about the index is available on the web site http://www.swx.com.

Historical Closing Levels of the Indices

The respective closing levels of the indices have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of any of the indices during any period shown below is not an indication that the indices are more or less likely to increase or decrease at any time during the life of your notes. You should not take the historical levels of the indices as an indication of future performance. We cannot give you any assurance that the future performance of the indices or the index stocks will result in you receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. Neither we nor any of our affiliates make any representation to you as to the performance of the indices. The actual performance of the indices over the life of the offered notes, as well as the amount payable at maturity may bear little relation to the historical levels shown below.

The tables below show the high, low and final closing levels of each index for each of the four calendar quarters in 2005 and 2006, and the first calendar quarter of 2007, through March 9, 2007. We obtained the closing levels listed in the four tables below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Levels of the Dow Jones Euro STOXX 50® Index

	High	Low	Close

2005
Quarter ended March 31	3,114.54	2,924.01	3,055.73
Quarter ended June 30	3,190.80	2,930.10	3,181.54
Quarter ended September 30	3,429.42	3,170.06	3,428.51
Quarter ended December 31	3,616.33	3,241.14	3,578.93
2006
Quarter ended March 31	3,874.61	3,532.68	3,853.74
Quarter ended June 30	3,890.94	3,408.02	3,648.92
Quarter ended September 30	3,899.41	3,492.11	3,899.41
Quarter ended December 31	4,140.66	3,880.14	4,119.94
2007
Quarter ending March 31 (through March 9, 2007)	4,272.32	3,980.06	4,091.67

Quarterly High, Low and Closing Levels of the FTSEtm 100 Index

	High	Low	Close

2005
Quarter ended March 31	5,060.80	4,783.60	4,894.40
Quarter ended June 30	5,114.40	4,789.40	5,113.20
Quarter ended September 30	5,494.80	5,158.30	5,477.70
Quarter ended December 31	5,683.30	5,142.10	5,618.80
2006
Quarter ended March 31	6,036.30	5,633.80	5,964.60
Quarter ended June 30	6,132.70	5,506.80	5,833.40
Quarter ended September 30	5,896.60	5,681.70	5,960.80
Quarter ended December 31	6,260.00	5,937.10	6,220.80
2007
Quarter ending March 31 (through March 9, 2007)	6,444.40	6,058.70	6,245.20

Quarterly High, Low and Closing Levels of the TOPIX® Index

	High	Low	Close

2005
Quarter ended March 31	1,203.26	1,132.18	1,182.18
Quarter ended June 30	1,201.30	1,109.19	1,177.20
Quarter ended September 30	1,428.13	1,177.61	1,412.28
Quarter ended December 31	1,663.75	1,371.37	1,649.76
2006
Quarter ended March 31	1,728.16	1,572.11	1,728.16
Quarter ended June 30	1,783.72	1,458.30	1,586.96
Quarter ended September 30	1,651.35	1,475.28	1,610.73
Quarter ended December 31	1,681.07	1,532.95	1,681.07
2007
Quarter ending March 31 (through March 9, 2007)	1,816.97	1,656.72	1,730.31

Quarterly High, Low and Closing Levels of the Swiss Market Index®

	High	Low	Close

2005
Quarter ended March 31	6,014.58	5,669.60	5,929.70
Quarter ended June 30	6,294.15	5,840.55	6,253.08
Quarter ended September 30	6,904.84	6,186.05	6,898.88
Quarter ended December 31	7,619.96	6,820.43	7,583.93
2006
Quarter ended March 31	8,064.02	7,628.56	8,023.30
Quarter ended June 30	8,122.08	7,154.86	7,652.10
Quarter ended September 30	8,425.91	7,461.34	8,425.91
Quarter ended December 31	8,835.63	8,381.15	8,785.74
2007
Quarter ending March 31 (through March 9, 2007)	9,345.62	8,676.86	8,933.87

License Agreements

We, or Goldman, Sachs & Co., have entered or expect to enter into non-exclusive license agreements with each of the sponsors of the Dow Jones Euro STOXX 50® Index, the FTSEtm 100 Index, the TOPIX® Index and the Swiss Market Index®, whereby we and our affiliates, in exchange for a fee, will be permitted to use the indices in connection with the offer and sale of the offered notes. We are not affiliated with any of the index sponsors; the only relationship between any of the index sponsors and us is the licensing of the use of such index and trademarks relating to such index.

Neither The Goldman Sachs Group, Inc. nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the indices or any successor indices.

License Agreement for the Dow Jones Euro STOXX 50® Index

The Dow Jones Euro STOXX 50® Index is owned and published by STOXX. The license agreement between STOXX and Goldman, Sachs & Co. provides that the following language must be set forth in this prospectus supplement: STOXX Limited (“STOXX”) and Dow Jones & Company, Inc. (“Dow Jones”) have no relationship to Goldman Sachs, other than the licensing of the Dow Jones Euro

STOXX 50® Index and the related trademarks for use in connection with the notes.

STOXX and Dow Jones do not:

•	Sponsor, endorse, sell or promote the notes.

•	Recommend that any person invest in the notes or any other securities.

•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of notes.

•	Have any responsibility or liability for the administration, management or marketing of the notes.

•	Consider the needs of the notes or the owners of the notes in determining, composing or calculating the Dow Jones Euro STOXX 50® Index or have any obligation to do so.

STOXX and Dow Jones will not have any liability in connection with the notes. Specifically,

•	STOXX and Dow Jones do not make any warranty, express or implied, and disclaim any and all warranty about:

•	The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the Dow Jones Euro STOXX 50® Index and the data included in the Dow Jones Euro STOXX 50® Index;

•	The accuracy or completeness of the Dow Jones Euro STOXX 50® Index and its data;

•	The merchantability and the fitness for a particular purpose or use of the Dow Jones Euro STOXX 50® and its data;

•	STOXX and Dow Jones will have no liability for any errors, omissions or interruptions in the Dow Jones Euro STOXX 50® Index or its data;

•	Under no circumstances will STOXX or Dow Jones be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or Dow Jones knows that they might occur.

The licensing agreement between Goldman Sachs and STOXX is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.

License Agreement of the FTSEtm 100 Index

The FTSEtm 100 Index is calculated by FTSEtm.  The license agreement between FTSE International Limited and Goldman Sachs provides that the following language must be set forth in the prospectus supplement: The notes are not in any way sponsored, endorsed, sold or promoted by FTSE international Limited (“FTSE”) or by the London Stock Exchange Plc (the “Exchange”) or by the Financial Times Limited (“FT”) and neither FTSEtm nor Exchange nor FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSEtm 100 Index (the “Index”) and/or the figure at which the Index stands at any particular time on any particular day or otherwise. The Index is compiled and calculated by FTSEtm.  However, neither FTSEtm nor Exchange nor FT shall be liable (whether in negligence or otherwise) to any person for any error in the Index and neither FTSEtm nor Exchange nor FT shall be under any obligation to advise any person or any error therein.

“FTSEtm” and “Footsie®” are trademarks of the London Stock Exchange PLC and The Financial Times Ltd. and are used by FTSE International Ltd. under license.

License Agreement for the TOPIX® Index

We have entered into or expect to enter into a non-exclusive license agreement with TSE, whereby Goldman Sachs, in exchange for a fee, will be permitted to use the index in connection with the offer and sale of the offered notes. We are not affiliated with TSE; the only relationship between TSE and Goldman Sachs is the licensing of the use of the index and trademarks relating to the index.

TSE is under no obligation to continue the calculation and dissemination of the index. The offered notes are not sponsored, endorsed or promoted by TSE. No inference should be drawn from the information contained in this prospectus supplement that TSE makes any representation or warranty, implied or express, to The Goldman Sachs Group, Inc., any holder of the offered notes or any member of the public regarding the advisability of investing in securities generally or in the offered notes in particular or the ability of the index to track general stock market performance.

TSE determines, composes and calculates the index without regard to your note. TSE has no obligation to take into account your interest, or that of anyone else having an interest, in your note in determining, composing or calculating the index. TSE is not responsible for and has not participated in the determination of the terms, prices or amount of your note and will not be responsible for or participate in any determination or calculation regarding the principal amount of your note payable at the stated maturity date. TSE has no obligation or liability in connection with the administration, marketing or trading of your notes.

Neither The Goldman Sachs Group, Inc. nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the index or any successor index. TSE disclaims all responsibility for any errors or omissions in the calculation and dissemination of the index or the manner in which the index is applied in determining any initial index level or final index level or any amount payable upon maturity of the offered notes.

THE TOPIX® INDEX VALUE AND THE TOPIX TRADEMARKS ARE SUBJECT TO THE INTELLECTUAL PROPERTY RIGHTS OWNED BY THE TOKYO STOCK EXCHANGE, INC. AND THE TOKYO STOCK EXCHANGE, INC. OWNS ALL RIGHTS RELATING TO THE TOPIX® INDEX SUCH AS CALCULATION, PUBLICATION AND USE OF THE TOPIX® INDEX VALUE AND RELATING TO THE TOPIX TRADEMARKS.

THE TOKYO STOCK EXCHANGE, INC.  SHALL RESERVE THE RIGHTS TO CHANGE THE METHODS OF CALCULATION OR PUBLICATION, TO CEASE THE CALCULATION OR PUBLICATION OF THE TOPIX® INDEX VALUE OR TO CHANGE THE TOPIX TRADEMARKS OR CEASE THE USE THEREOF.

THE TOKYO STOCK EXCHANGE, INC.  MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER, EITHER AS TO THE RESULTS STEMMED FROM THE USE OF THE TOPIX® INDEX VALUE AND THE TOPIX TRADEMARKS OR AS TO THE FIGURE AT WHICH THE TOPIX® INDEX VALUE STANDS ON ANY PARTICULAR DAY.

THE TOKYO STOCK EXCHANGE, INC.  GIVES NO ASSURANCE REGARDING ACCURACY OR COMPLETENESS OF THE TOPIX® INDEX VALUE AND DATA CONTAINED THEREIN. FURTHER, THE TOKYO STOCK EXCHANGE, INC. SHALL NOT BE LIABLE FOR THE MISCALCULATION, INCORRECT PUBLICATION, DELAYED OR INTERRUPTED PUBLICATION OF THE TOPIX® INDEX VALUE.

THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED OR PROMOTED BY THE TOKYO STOCK EXCHANGE, INC.

THE TOKYO STOCK EXCHANGE, INC.  SHALL NOT BEAR ANY OBLIGATION TO GIVE AN EXPLANATION OF THE NOTES OR AN ADVISE ON INVESTMENTS TO ANY PURCHASER OF THE NOTES OR TO THE PUBLIC.

THE TOKYO STOCK EXCHANGE, INC.  NEITHER SELECTS SPECIFIC STOCKS OR GROUPS THEREOF NOR TAKES INTO ACCOUNT ANY NEEDS OF THE ISSUING COMPANY OR ANY PURCHASER OF THE NOTES, FOR CALCULATION OF THE TOPIX® INDEX VALUE.

INCLUDING BUT NOT LIMITED TO THE FOREGOING, THE TOKYO STOCK EXCHANGE, INC. SHALL NOT BE RESPONSIBLE FOR ANY DAMAGE RESULTING FROM THE ISSUE AND SALE OF THE NOTES.

All disclosures contained in this prospectus supplement regarding the index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by TSE. Goldman Sachs does not assume any responsibility for the accuracy or completeness of that information.

License Agreement for the
Swiss Market Index®

We have entered into a license agreement with the SWX Swiss Exchange for use, in exchange for a fee, of the index in connection with the offer and sale of the offered notes. The license agreement between the SWX Swiss Exchange and Goldman Sachs provides that the following language must be set forth in the prospectus supplement: These notes are not in any way sponsored, ceded, sold or promoted by the SWX Swiss Exchange and the SWX Swiss Exchange makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI® index (the “index”) and/or the level at which such index stands at any particular time on any particular day. However, the SWX Swiss Exchange shall not be liable (whether through negligence or otherwise) to any person for any error in the index and the SWX Swiss Exchange shall not be under any obligation to disclose such errors.

SWX®, SWX Swiss Exchange®, SMI® and Swiss Market Index® (SMI)® are trademarks that have been registered in Switzerland and/or abroad by the SWX Swiss Exchange. Their use is subject to a license.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders. The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc.

This section applies to you only if you are a United States holder that holds your note as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax exempt organization;

•	a person that owns a note as a hedge or that is hedged against interest rate or currency risks;

•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your note in your particular circumstances.

Your note will be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of your note before your receipt of cash attributable to such income.

You may obtain the comparable yield and projected payment schedule from us by contacting the Goldman Sachs Corporate Treasury Department, Debt Administration Group, at 212-902-1000. You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your note, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your note,

and we make no representation regarding the amount of contingent payments with respect to your note.

If you purchase your note for an amount that differs from the note’s adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your note and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of your note will equal your note’s original issue price plus any interest deemed to be accrued on your note (under the rules governing contingent payment obligations) as of the time you purchase your note.

If the adjusted issue price of your note is greater than the price you paid for your note, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your note is less than the price you paid for your note, you must make negative adjustments, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of a note at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale or maturity of your note in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in your note. In general, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note (in accordance with the comparable yield and the projected payment schedule for your note) and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your note at a price other than the adjusted issue price determined for tax purposes.

Any gain you recognize upon the sale or maturity of your note will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and thereafter, capital loss.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your note.

United States Alien Holders

If you are a United States alien holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of a note and are, for United States income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation;

•	a foreign partnership; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption is available to the transaction. The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans, and, accordingly, prohibited transactions may arise if the notes are acquired by a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under an exemption in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less nor pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the Plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

  If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the original issue price.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $23,500. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the notes against payment therefor in New York, New York on March 16, 2007, which is the fifth scheduled business day following the date of this prospectus supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

Page

Summary Information	S-2
Additional Risk Factors Specific To Your Notes	S-4
Specific Terms of Your Notes	S-10
Hypothetical Examples	S-16
Use of Proceeds and Hedging	S-18
The Indices	S-19
Supplemental Discussion of Federal Income Tax Consequences	S-25
Employee Retirement Income Security Act	S-27
Supplemental Plan of Distribution	S-28

Prospectus Supplement dated December 5, 2006

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-21
Validity of the Notes	S-23

Prospectus dated December 5, 2006

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	47
Description of Units We May Offer	52
Description of Preferred Stock We May Offer	57
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	66
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	93
Considerations Relating to Securities Issued in Bearer Form	99
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	106
Considerations Relating to Capital Securities	109
United States Taxation	112
Plan of Distribution	135
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140

$5,000,000

The Goldman Sachs
Group, Inc.

Enhanced Participation Notes
due March 2014
(Linked to a Basket Comprised of the Dow Jones Euro
STOXX 50® Index, the FTSEtm 100 Index,
the TOPIX® Index and the Swiss Market Index®)

Medium-Term Notes, Series B

Goldman, Sachs & Co.